EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in registration statements on Form S-3 (File Nos. 333-211175, 333-223585), Form S-4 (File No. 333-227622) and Form S-8 (File Nos. 333-196748, 333-209469, 333-216475, 333-222728, 333-228772, 333-229366) of Akebia Therapeutics, Inc., of our report dated February 21, 2018, with respect to the consolidated balance sheets of Keryx Biopharmaceuticals, Inc. and Subsidiaries (the “Company”), as of December 31, 2017 and 2016, and the related consolidated statements of operations, stockholders’ (deficit) equity, and cash flows for each year in the three-year period ended December 31, 2017 included in Akebia Therapeutics, Inc.’s annual report on Form 10-K as of December 31, 2018.

/s/ UHY LLP

New York, New York

March 26, 2019